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Exhibit 10.11

VETERINARY PET SERVICES, INC. AND SUBSIDIARIES
EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is made as of the 23rd day of November, 2002, by and between JACK L. STEPHENS, D.V.M., residing at 381 Ramsgate Drive, Anaheim, California 92807 ("Executive"), and VETERINARY PET SERVICES, INC., a California corporation, (VPSI"), and its wholly-owned subsidiaries VETERINARY PET INSURANCE COMPANY, a California corporation ("VPI"), DVM INSURANCE AGENCY, INC., a California corporation ("DVM"), and VPI SERVICES, INC., a California corporation ("VPI Services"), all of which corporations have offices at 3060 Saturn Street, Brea, California 92821 (all of which corporations are hereinafter jointly referred to as the "Company"), for the purpose of setting forth the terms and conditions of Executive's employment by the Company.

RECITALS:

        A.    WHEREAS, the Company desires to protect the Company's knowledge, expertise, customer relationships, and the confidential information the Company has developed regarding clients, customers, shareholders, option holders, employees, products, business operations and services; and

        B.    WHEREAS, as of the Effective Date, this Agreement will supersede any prior understandings or agreements between Executive and the Company; and

        C.    WHEREAS, The Board of Directors of the Company (the "Board") recognizes that Executive's contribution to the growth and success of the Company has been substantial; and

        D.    WHEREAS, The Board desires to provide for the continued employment of Executive with the Company; and

        E.    WHEREAS, the Company desires to make certain changes in Executive's employment arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication of Executive to the Company as a member of the Company's management, and are in the best interest of the Company and its shareholders; and

        F.    WHEREAS, Executive is willing to commit himself to continue to serve the Company on the terms and conditions herein provided; and

        G.    WHEREAS, in order to effect the foregoing, the Company and Executive wish to enter into an employment agreement on the terms and conditions set forth below;

1.    RECITALS.

        The parties acknowledge the truth and accuracy of Recitals A through G above, each of which is incorporated by reference into the terms of this Agreement.

2.    TIME AND EFFORTS.

        2.1    Duties.    Executive shall be employed as the Company's President and Chief Executive Officer, and shall devote his full-time attention to the duties and responsibilities of the President and Chief Executive Officer in furtherance of the Company's business.

        2.2    Subject to Company Policies.    In the performance of all of his responsibilities hereunder, Executive shall be subject to all of the Company's policies, rules, and regulations applicable to its officers and employees generally and its Chief Executive Officer and President specifically. Executive shall report to the Board of Directors.

        2.3    Restriction on Activities.    Without the prior express authorization of the Board, Executive shall not, directly or indirectly, during the term of this Agreement engage in any activity competitive with or adverse to the Company's business, whether alone, as a partner or independent contractor, or as an officer, director, or employee of any other corporation. This Agreement shall not be interpreted to prohibit Executive from making passive personal investments, conducting private business affairs, or engaging in education or charitable activities, if those activities do not materially interfere with the services required hereunder.

        2.4    No Conflicting Agreement.    In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that (i) Executive is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity; and (ii) Executive is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair Executive's right or ability to enter the employ of the Company or to perform fully his duties and obligations pursuant to this Agreement.

        2.5    Affiliates of Executive.    Without first obtaining the written permission of the Board in each instance, Executive will not authorize or permit the Company to engage the services of, or engage in any business activity with, or provide any financial or other benefit to, any affiliate of Executive. The phrase "affiliate of Executive" as used in this Agreement shall mean and include Executive's family by blood or marriage (including, without limitation, parents, spouse, siblings, children, and in-laws), and any business or business entity which is directly or indirectly owned or controlled by Executive or any member of Executive's family or in which Executive or any member of Executive's family has any direct or indirect financial interest whatsoever. This does not include current long-term affiliations with Richard Stephens, Executive's son, as Vice President—Information Technology and Chief Information Officer of the Company, or Vicki Stephens, Executive's wife, as the non-resident agent and Vice President—Licensing of DVM.

3.    TERM.

        The initial term of this Agreement is from April 1, 2002 (the "Effective Date") until March 31, 2007.

4.    TERMINATION.

        This Agreement shall be terminated upon the happening of any of the following events:

        4.1  Upon the death of Executive.

        4.2  Upon the dissolution of the Company.

        4.3  Upon the mutual agreement of the Company and Executive.

        4.4  At the option of the Company, upon written notice by the Company to Executive, for Cause. "Cause" shall exist for such termination only in the event Executive (I) pleads or is found guilty of a felony involving an act of dishonesty or moral turpitude by a court of competent jurisdiction; (ii) has engaged in serious misconduct; (iii) has made any material misrepresentation or omission to the Company; (iv) has committed a willful, unexcused breach of his duty in the course of Executive's employment; (v) has been guilty of neglect of Executive's duties; (vi) has usurped a corporate opportunity, is guilty of fraudulent embezzlement of property or funds of the Company, or has committed any act of fraud or intentional misrepresentation, moral turpitude, dishonesty, or other misconduct that would constitute a felony; or (vii) has committed a material, unexcused breach of this Agreement.

        4.5  At the option of Executive, upon 180 days written notice by Executive to the Company.

        4.6  At the option of the Company if Executive is determined to be disabled, "disability" defined as Executive's incapacity due to physical or mental illness resulting in Executive being absent from his duties hereunder on a full-time basis for three months out of any five consecutive months, and within 30 days after written notice of termination is given (which may occur before or after the end of such five-month period) shall not have returned to the performance of his duties hereunder on a full-time basis. Any dispute as to the determination of Executive's disability shall be resolved by the determination of the majority vote of a panel of three physicians, one selected by the Company, one selected by Executive, and one selected by the two physicians selected by the Company and Executive, which third physician shall have no prior relationship with Executive or the Company. Executive agrees to submit physical examinations conducted by the three physicians within 30 days of a notice by either the Company or Executive to the other as to the existence of a dispute as to Executive's disability. The Company and Executive agree to cause each physician to submit his/her conclusion as to Executive's disability within 30 days by notice to the Company and Executive as provided in Section 13 below. The conclusion of a majority vote of the three physicians shall be considered conclusive.

        4.7  Upon the expiration of the term of this Agreement, or any extension or renewal thereof.

        4.8  At the option of the Company, upon written notice by the Company to Executive, and upon payment in full, through the term of this Agreement or 24 months from the date of termination, whichever is greater (the "Severance Period"), of the total salary, annual benefits, and accrued vacation due from the date of termination through the end of the Severance Period.

5.    COMPANY'S AUTHORITY

        Executive agrees to observe and comply with the reasonable rules and regulations of Company as adopted by the Board of Directors of the Company or committee of the Board of Directors respecting performance of Executive's duties and to carry out and perform orders, directions, and policies of Company as they may be, from time-to-time, stated to Executive either verbally or in writing.

6.    VACATION

        During each calendar year of the term of this Agreement, Executive shall be entitled to six weeks of paid vacation. Executive shall not be entitled to receive payment for accrued vacation not taken during each calendar year during the term of this Agreement; however, Executive shall be entitled to accrue up to one additional week of vacation, as available from the prior year, during any calendar year.

7.    CURRENT COMPENSATION

        7.1    Annual Salary.    For all services rendered by Executive under this Agreement, the Company shall pay or cause to be paid to Executive, and Executive shall accept an Annual Salary and Incentive Compensation, if any, all in accordance with and subject to the terms of this Agreement. For purposes of this Agreement, the term "Compensation" shall mean the Annual Salary, bonus, and Incentive Compensation to be paid to Executive. Executive shall be entitled to receive an Annual Salary in the amount of $300,000 per annum commencing on April 1, 2002. References in this Agreement to "annual" or "per annum" and similar phrases shall mean the 12-month period commencing on April 1st of each year during the term of this Agreement unless otherwise stated.

          7.1.1  The Annual Salary payable hereunder shall be increased on April 1, 2003 for the following year, and on April 1st of each year thereafter at the discretion of the Board, with such increases being based on market conditions and performance of the Executive

        7.2    Incentive Compensation.    Incentive Compensation shall be established by the Board of Directors. Executive will be entitled to incentive compensation as a percentage of annual salary. Such percentage shall be from 0% to 120% of Annual Salary. The Board of Directors shall have final authority and total discretion in making the determination of amount earned by Executive. Incentive Compensation shall be based upon the Company achieving annual sales revenue (defined as written premiums less cancellations), net income earned by the consolidated operation, and other performance targets that the Executive and Board shall agree to prior to the beginning of each calendar year. Incentive Compensation shall be based on calendar year results and paid by March 15th of the following year, with the first payment being made on or before March 15, 2003.

        7.3    Retirement Plan.    Executive shall be entitled to participate in the Company's retirement benefit plan.

        7.4    Payments of Current Compensation.    The payment of Executive's Annual Salary shall be made on the prevailing paydays of the Company. Any payment for Incentive Compensation will be made in accordance with the Executive Incentive Compensation Plan, and payment will be made in one lump sum concurrently with payments made to others, if any, in senior management. All payments are subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to employee.

        7.5    Payment of Compensation on Termination Other Than for Disability.    Upon termination of Executive's employment prior to the expiration of this Agreement, the following provisions shall apply:

          (i)    If such termination is pursuant to Section 4.2 (dissolution of the Company), Section 4.3 (mutual agreement), Section 4.4 (at the Company's option for cause), Section 4.5 (at Executive's option), or Section 4.7 (expiration of the term of the Agreement) hereof, Executive shall be entitled to any Annual Salary and vacation and sick leave accrued but unpaid through the date of termination of employment.

          (ii)  If such termination is pursuant to Section 4.1 (death of Executive) hereof, Executive shall be entitled to his accrued but unpaid sick leave and vacation at date of termination, and Annual Salary through the date of termination.

          (iii)  If such termination is pursuant to 4.8, without cause, Executive shall be entitled to his accrued but unpaid sick leave and vacation at the date of termination, his Annual Salary through the end of the term of this Agreement, including any extensions, and an amount equal to the amount that would be paid for his annual benefits through the term of the Agreement if such benefits cannot be provided through the Company.

All compensation pursuant to subparagraph (i) and (iii) of this Section shall be paid within 30 days of the date of termination and shall be in addition to any other payments to Executive under Section 10 below.

8.    COMPENSATION ON DISABILITY.

        If Executive shall become disabled, as defined in Section 4.6, the Company shall continue to pay to, or for, the benefit of Executive the benefits provided for in Section 9.1 below and his Annual Salary hereunder, less the amount of any disability benefits received by Executive from any source paid for or reimbursed by the Company during each of the first three months after such determination of disability. Thereafter, Executive shall be entitled to continue to provide services to the Company; however, Executive's compensation shall be reduced to reflect the reduced performance of his services.

So long as Executive is providing services to the Company at a reduced level pursuant to an agreement with the Company, Executive shall be entitled to receive the benefits provided for in Section 9.1 below.

9.    MISCELLANEOUS BENEFITS.

        9.1    Medical Insurance.    Executive and his family shall be entitled to participate in any medical, dental, vision, life, long-term disability, and other insurance or employee benefit program instituted or maintained by the Company for the benefit of its executive employees.

        9.2    Payment of Benefits on Termination of Employment Without Cause.    If Executive's employment with the Company is terminated without cause, the Company agrees that Executive shall be entitled to continued compensation as if Executive were still actively employed by the Company, for the Severance Period, as defined in Section 4.8 above. If applicable law or the terms and conditions of such plans do not permit Executive to be covered with respect to any benefit under this Agreement as if Executive were still actively employed by the Company, the Company agrees to pay Executive an amount equal to what the Company would have Paid to maintain such benefits if Executive were still employed by the Company for the remainder of the term of this Agreement.

        9.3    Business Expenses.    Executive shall be reimbursed for all reasonable expenses incurred by Executive in connection with Executive's attendance of business meetings and promotion of Company business upon presentation by Executive to the Company of an expense report and adequate records or other documentation substantiating the expenditures, not less frequently than monthly. Any such amounts disallowed as a business expense for federal or state income tax purposes shall be deemed additional salary to Executive. The fact that the Company may not reimburse Executive for an expense is not an indication that the Company determined that the expense was not incurred on its behalf or in connection with the Company's business.

        9.4    Automobile Allowance.    Executive shall be entitled to an automobile allowance as approved by the Board of Directors from time to time, including lease payments for the automobile, taxes, licensing fees, insurance, and maintenance costs.

        9.5    Services Furnished.    The Company shall furnish Executive with office space, assistance, and such other facilities and services as shall be suitable to Executive's position and adequate for the performance of his duties.

        9.6    Professional, Association and Other Fees and Dues.    The Company shall pay all of Executive's fees, dues, and expenses associated with professional organizations, associations, and subscriptions that relate to the Company's business during the term of this Agreement upon presentation by Executive to the Company of an expense report and adequate records or other documentation substantiating the expenditures.

        9.7    Life Insurance.    During the term of this Agreement, the Company shall pay for and maintain on a continuous basis, "key-man" life insurance in the amount of $2,000,000 on the life of Executive naming the Company as beneficiary. During the term of this Agreement, the Company shall also pay for and maintain on a continuous basis, life insurance in the amount of $1,000,000 on the life of Executive naming Executive's estate as beneficiary.

        9.8    Disability Benefits.    During the term of this Agreement, the Company shall pay Executive $7,500 annually on April 1st of each year in lieu of providing Executive with disability insurance for so long as Executive is unable to obtain disability insurance. After such time as Executive is able to obtain disability insurance, the Company shall pay all costs and premiums associated with the insurance, and shall be entitled to a return of a prorated share of the $7,500 paid to Executive for the year in which the insurance was obtained.

        9.9    Sick Leave.    Executive shall be entitled to 14 days of sick leave per year. Sick leave may be accumulated from year to year to the extent it is not used in any one year up to a total maximum of 21 days. Executive shall be entitled to payment for any unused sick leave upon termination of this Agreement for any reason, and time taken for sick leave shall not be used in the determination of Executive's possible disability under Section 4.6 above.

10.    CONSULTANCY ARRANGEMENT; RESTRICTIVE COVENANTS.

        10.1    Retention as Consultant.    During the "Consulting Period" as defined in Section 10.2 below, (i) the Company shall have the right to retain Executive as independent consultant on the terms and conditions set forth herein, and (ii) Executive agrees to provide such consulting services to the Company as the Company may reasonably request under the direction of the Company's Board of Directors, consistent with its overall objectives. Executive may perform his duties hereunder at such locations as may be agreed upon between Executive and the Company (provided, that if requested to perform such duties in any location other than the Anaheim, California metropolitan area, the Company shall reimburse Executive for his reasonable out-of-pocket expenses incurred in connection therewith in accordance with Section 9.3 above). As an independent consultant, the Executive shall not be authorized to act for or enter into any agreement on behalf of the Company without written authorization from the Board of Directors of the Company.

        10.2    Consulting Period.    If the Company desires to retain Executive to provide the services specified in Section 10.1 above, the Company shall notify Executive of such intention within 90 days of the termination of Executive's employment by the Company, the Company shall notify Executive that it so desires to retain Executive and specify the term of the consulting, which shall not be less than 12 months (the "Consulting Period"). If the Company desires Executive to continue the consulting services beyond the termination of the initial Consulting Period, the Company shall so notify Executive within 90 days prior to the termination of the initial Consulting Period, which extended Consulting Period shall not be less than 12 months. Following the termination of the Consulting Period, except as otherwise specifically provided herein, (i) the Company's obligations under this Agreement shall cease and the Company shall have no further obligations to Consultant under this Agreement, and (ii) Executive's obligation to provide the consulting services contemplated by Sections 10.1 and 10.2 shall cease.

        10.3    Consulting Fee.    The Company and Executive agree that the fee for Executive's consulting services shall be paid monthly on the 15th day of each month (or next business day if the 15th is a Saturday, Sunday, or legal holiday) during the Consulting Period and shall be equal to the monthly salary paid to Executive for the last month prior to the termination of his employment.

        10.4    Restrictive Covenants.    Executive acknowledges that (i) he has a major responsibility for the operation, administration development, and growth of the Company's business; (ii) the Company's business is or may become national or international in scope; (iii) his work for the Company has brought and will continue to bring him into close contact with confidential information of the Company and its clients; (iv) the Company has compensated Executive in the past and has agreed to the additional compensation provided for Executive in this Agreement in part because of the covenants contained in this Section 10; and (v) the agreements and covenants contained in this Section 10 are essential to protect the business interests of the Company and that the Company would not enter into this Agreement but for such agreements and covenants. Accordingly, Executive covenants and agrees as follows:

          10.4.1  Except as otherwise provided for in this Agreement, during the term of this Agreement and the Consulting Period and, if this Agreement is terminated for any reason other than pursuant to Section 4.7 hereof, for two years following the date of termination (the "Termination Period"), Executive shall not, directly or indirectly, within any county in any state, province, or other political subdivision of the United States, Mexico or any other country in which the Company is conducting business as of the effective date hereof, or as of the date of termination, compete with respect to any services or products of the Company which are either offered or are being developed by the Company as of either such date (the "Company's Business"); or, without limiting the generality of the foregoing, be or become, or agree to be or become, interested in or associated with, in any capacity (whether as a partner, shareholder, owner, officer, director, employee, principal, agent, creditor, trustee, consultant, co-venturer or otherwise), any individual corporation, Company, association, partnership, joint venture or other business entity, which competes with the Company's Business, provided, however, that Executive may own, solely as an investment, not more than 1% of any class of securities of any publicly held corporation traded on any national securities exchange in the United States.

          10.4.2  During the term of this Agreement and, if applicable, during the Termination Period, Executive shall not, directly or indirectly, (i) solicit for employment or provide services, or employ or engage the services of, any employee of the Company who was employed by the Company at the time of termination or any neutrals associated with the Company as of such time; (ii) aid or agree to aid any competitor, client, or supplier of the Company in any attempt to hire any person who shall have been employed by the Company with the period preceding such requested aid; or (iii) induce or attempt to influence any person or business entity who was a client or supplier of the Company during any portion of said period to transact business with a competitor of the Company.

        10.5    Confidential Materials.    Executive hereby expressly acknowledges, understands and agrees that all documents, records, computer discs and programs, marketing and business plans and studies, and business and financial information (collectively referred to in this paragraph as "confidential information") relating to the Company's business including, without limitation, the names and addresses of the Company's clients and referral sources, all client records, files, and other client information, all methods of marketing services, setting cases, training programs, fee policies, and management and operating methods, whether they are prepared in whole or in part by Executive or by any other person, are and shall remain the exclusive property of the Company, and that all such trade secrets are confidential, material, and important to the business and financial success of the Company, and that their disclosure or unauthorized use would seriously and adversely affect the Company's business.

        10.6    Additional Restrictions.    Executive hereby expressly covenants and agrees that he will not either directly or indirectly, do any of the following either during the term of his employment by the Company, or at any time thereafter (or such shorter period following termination as may be described below), except as is necessary to perform his obligations in the course of his employment by the Company:

          10.6.1  divulge, disclose or communicate to any person, Company, or entity any of the Company's confidential information;

          10.6.2  for two years following termination of Executive's employment, directly solicit or cooperate with others to directly solicit any of the clients, customers, or referral sources of the Company, or third-parties associated with the Company, for the purpose of, or in connection with, any business which is the same or substantially similar to the Company's business;

          10.6.3  use himself, duplicate or copy any of such confidential information; or

          10.6.4  otherwise engage in unfair competition with the Company.

        10.7    Remedies.    If Executive breaches, or threatens to commit a breach of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

          10.7.1  Executive shall account for and pay over to the Company all compensation, profits, and other benefits, after taxes, which inure to Executive's benefit which are derived or received by Executive or any person or business entity controlled by Executive resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

          10.7.2  Notwithstanding the provisions of subsection 10.7.1 above, Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of this Section 10, the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond, or other security, and without prejudice to any other rights and remedies which may be available at law or in equity.

        10.8    Severability of Restrictive Covenants.    If any of the Restrictive Covenants, or any part thereof, is held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

        10.9    Scope of Restrictive Covenants.    The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. In the event that the courts of any one or more of such jurisdictions shall hold such Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar, or in any way affect the Company's right to the relief provided above in the courts of any other jurisdictions within the geographical scope of such Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

11.    ASSIGNMENT.

        This Agreement is a personal contract, and the rights, interests, and obligations of Executive hereunder may not be sold, transferred, assigned, pledged, or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. Executive shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, Executive shall not have any power of anticipation, alienation, or assignment of payments contemplated hereunder, and all rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title, or interest hereunder by reason of any sale, assignment, transfer, claim or judgement or bankruptcy proceedings against Executive; provided, however, that in the event of Executive's death, Executive's estate, legal representatives, or beneficiaries (as the case may be) shall have the right to receive all of the benefits that accrued to Executive pursuant to, and in accordance with, the terms of this Agreement.

12.    SUCCESSORS.

        This Agreement may be assigned by the Company to any successor in interest to its business. This Agreement shall bind and inure to the benefit of the Company's successors and assigns as well.

13.    NOTICES.

        All notices, requests and demands hereunder shall be in writing and delivered by hand or by mail, and shall be deemed given if by hand delivery, upon such delivery, and if by mail, 48 hours after deposit in the United States mail, first class, registered, or certified mail, or via commercial express mail (e.g. Federal Express, UPS, etc.), postage prepaid and properly addressed to the party at the address set forth below:

Executive:	Jack L. Stephens 381 Ramsgate Drive Anaheim, California 92807
The Company:	Veterinary Pet Services, Inc. and Subsidiaries One Nationwide Plaza (1-36-41) Columbus, Ohio 43215-2220
	Attention:	Michael D. Miller, Senior Vice President
Copy to:	Bruce H. Haglund, Esq. Gibson, Haglund & Paulsen 2 Park Plaza, Suite 450 Irvine, California 92614

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

14.    INVALID PROVISIONS.

        Invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

15.    AMENDMENT MODIFICATION OR REVOCATION.

        This Agreement may be amended, modified, or revoked in whole or in part, but only by a written instrument which specifically refers to this Agreement and expressly states that it constitutes an amendment, modification, or revocation hereof, as the case may be, and only if such written instrument has been signed by each of the parties to this Agreement.

16.    HEADINGS.

        The headings in this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

17.    ENTIRE AGREEMENT.

        This Agreement contains the entire understanding among the parties and supersedes any prior written or verbal agreements between them respecting the subject matter hereof, including, without limitation, any prior verbal or written employment agreement between Executive and the Company. Upon the effectiveness hereof, any such prior verbal or written agreements shall terminate. No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans, or prospects have been made by or on behalf of the Company to Executive; nor have any representations or warranties of any kind or nature been made by Executive to the Company, except as expressly set forth in this Agreement.

18.    ATTORNEY'S FEES.

        If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party in such action shall be entitled to recover all costs of suit and reasonable attorneys' fees.

19.    FURTHER ASSURANCES.

        The parties shall execute such documents and take such other action as is necessary or appropriate to effectuate the provisions of this Agreement.

20.    CONTROLLING LAW.

        This Agreement shall be governed by the laws of the State of California.

21.    FORUM SELECTION.

        Any arbitration or court proceedings arising from the terms and obligations of this Agreement shall be conducted in Orange County, California.

22.    SURVIVAL OF CERTAIN COVENANTS.

        The parties agree that the covenants and agreements set forth in Section 10 above shall survive the termination of the Executive's employment.

23.    WAIVER.

        A waiver by either party of any of the terms and conditions hereof shall not be construed as a general waiver by such party, and such party shall be free to reinstate such part or clause, with or without notice to the other party.

(The remainder of this page is intentionally blank. The signature page follows.)

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above at Brea, California.

THE COMPANY:		EXECUTIVE:
VETERINARY PET SERVICES, INC.
By:	Its Duly Authorized Officer	JACK L. STEPHENS, D.V.M.
VETERINARY PET INSURANCE COMPANY
By:	Its Duly Authorized Officer
DVM INSURANCE AGENCY, INC.
By:	Its Duly Authorized Officer
VPI SERVICES, INC.
By:	Its Duly Authorized Officer

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  Exhibit 10.11
VETERINARY PET SERVICES, INC. AND SUBSIDIARIES EMPLOYMENT AGREEMENT